SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2017

Commission File Number	Exact name of registrant as specified in its charter and principal office address and telephone number	State of Incorporation	I.R.S. Employer Identification No.
1-16163	WGL Holdings, Inc. 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-2000	Virginia	52-2210912
0-49807	Washington Gas Light Company 101 Constitution Ave., N.W. Washington, D.C. 20080 (703) 750-4440	District of Columbia and Virginia	53-0162882

Virginia

(State or Other Jurisdiction of Incorporation)

1-16163	52-2210912
(Commission File Number)	(I.R.S. Employer Identification No.)

101 Constitution Avenue, N.W. Washington, D.C.	20080
(Address of Principal Executive Offices)	(Zip Code)

703-750-2000

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On January 25, 2017, WGL Holdings, Inc., a Virginia corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), among the Company, AltaGas Ltd., a Canadian corporation (“Parent”), and Wrangler Inc., a Virginia corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”).

The Merger Agreement provides for the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the “Effective Time”), by virtue of the Merger and without any action on the part of the Company, Parent or Merger Sub or any holder of any shares of common stock, no par value, of the Company (the “Company Common Stock”), or any shares of capital stock of Merger Sub or Parent, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock that are held by the Company or any of its subsidiaries or by Parent or Merger Sub or any of their respective subsidiaries, in each case immediately prior to the Effective Time) will be converted automatically into and thereafter represent solely the right to receive $88.25 in cash, without interest (the “Merger Consideration”). Shares of the Company Common Stock held by the Company or any of its subsidiaries or by Parent or Merger Sub or any of their respective subsidiaries will not be entitled to receive the Merger Consideration.

Pursuant to the Merger Agreement, each Pre-Signing Company Equity Award (as defined in the Merger Agreement) outstanding immediately prior to the Effective Time, whether or not then vested and exercisable, shall automatically become fully vested, and each such Pre-Signing Company Equity Award, whether payable in cash or shares of Company Common Stock, shall be canceled in consideration for the right to receive a lump sum cash payment in an amount equal to: (1) with respect to any Pre-Signing Company Performance Share Awards (as defined in the Merger Agreement), the product of (a) the Merger Consideration and (b) the number of shares of Company Common Stock represented by such Pre-Signing Company Performance Share Award and (2) with respect to any Pre-Signing Company Performance Unit Awards (as defined in the Merger Agreement), the product of (a) $1.00 and (b) the number of performance units represented by such Pre-Signing Company Performance Unit Award, in each case, subject to the following: (i) with respect to each such Pre-Signing Company Equity Award that is subject to a relative total shareholder return (“Relative TSR”) performance condition, the number of shares or units, as applicable, represented by such Pre-Signing Company Equity Award shall be based upon the greater of (x) satisfaction of such performance condition at the Company’s actual percentile position as of the date on which the Effective Time occurs (determined without regard to any four-quarter averaging mechanism) or (y) deemed satisfaction of such performance condition at the target level; and (ii) with respect to each such Pre-Signing Company Equity Award that is subject to a performance condition other than Relative TSR, the number of shares or units, as applicable, represented by such Pre-Signing Company Equity Award shall be based upon deemed satisfaction of applicable performance conditions at the target level. As of the Effective Time, all dividends, if any, accrued but unpaid with respect to Pre-Signing Company Equity Awards shall automatically become fully vested and be paid to the holder of thereof.

Consummation of the Merger is subject to the satisfaction or waiver of specified closing conditions, including, among other things, (i) the approval of the Merger by the holders of more than two-thirds of the outstanding shares of Company Common Stock, (ii) the receipt of regulatory approvals required to consummate the Merger, including approval from the Public Service Commission of the District of Columbia, the Public Service Commission of Maryland , the State Corporation Commission of Virginia, the Federal Energy Regulatory Commission and the Committee on Foreign Investment in the United States, (iii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iv) the absence of any order of any governmental authority and the absence of the enactment of any law, in each case that enjoins, prohibits or makes illegal the consummation of the Merger, and (v) other customary closing conditions, including (a) the accuracy of each party’s representations and warranties (subject to customary materiality qualifiers), and (b) each party’s compliance in all material respects with its obligations and covenants contained in the Merger Agreement. In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to (a) the absence of a Company Material Adverse Effect (as defined in the Merger Agreement) and (b) the required regulatory approvals and any law not imposing or requiring any undertakings, terms, conditions, obligations, commitments, sanctions or remedial actions that constitute a Burdensome Condition (as defined in the Merger Agreement).

The Merger Agreement also contains customary representations, warranties and covenants of both the Company and Parent. These covenants include, among others, an obligation on behalf of the Company to operate its business in the ordinary course until the Merger is consummated, subject to certain exceptions, The Company has made certain additional customary covenants, including, among others, subject to certain exceptions, (a) causing a meeting of the Company’s shareholders to be held to consider approval of the Merger Agreement, and (b) a customary non-solicitation covenant prohibiting the Company from soliciting, providing non-public information or entering into discussions or negotiations concerning proposals relating to alternative business combination transactions. In addition, the parties are required to use reasonable best efforts to obtain any required regulatory approvals, subject to certain exceptions.

The Merger Agreement may be terminated by each of the Company and Parent under certain circumstances, including if the Merger is not consummated by January 25, 2018 (subject to a 180 day extension by either party subject to certain conditions being met). The Merger Agreement also contains certain additional termination rights for both Parent and the Company, and provides that, upon termination of the Merger Agreement under specified circumstances, Parent would be required to pay a termination fee of $205 million, $182 million, or $68 million (depending on the specific circumstances of termination) to the Company, and the Company would be required to pay Parent a termination fee of $136 million.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Subscription Agreement

In connection with the Merger, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with Parent, pursuant to which the Company agreed, upon the occurrence of certain conditions, to issue and sell to Parent (or one of its wholly owned subsidiaries), and Parent (or one of its wholly owned subsidiaries) agreed to purchase from the Company, up to an aggregate of 15,000 shares of Series A Non-Voting Non-Convertible Perpetual Preferred Stock (the “Non-Voting Preferred Stock”), for a purchase price of $10,000 per share. Pursuant to the Subscription Agreement, the Company will deliver to Parent a quarterly forecast of the Company’s consolidated debt to total capitalization ratio (the “Ratio”) as of the last day of the then-current fiscal quarter. Beginning with the fiscal quarter ended December 31, 2017, if a forecasted Ratio is in excess of 62% and subject to certain conditions, the Company will issue and sell to Parent, and Parent will purchase from the Company, a number of shares of Non-Voting Preferred Stock sufficient to produce a Ratio equal to 62%. Notwithstanding the foregoing, Parent and its wholly owned subsidiaries will not be required to purchase collectively more than 5,000 shares of Non-Voting Preferred Stock in any single quarter or more than 15,000 shares of Non-Voting Preferred Stock in the aggregate. The designation, preferences, rights and limitations and restrictions of the Non-Voting Preferred Stock will be set forth in an articles of designation, the form of which is attached to the Subscription Agreement.

The foregoing description of the Merger Agreement and Subscription Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and Subscription Agreement, copies of which are attached hereto as Exhibits 2.1 and 2.2 and incorporated herein by reference.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger transaction. WGL Holdings, Inc. (“WGL”) intends to file with the U.S. Securities and Exchange Commission (the “SEC”) and mail to its shareholders a proxy statement in connection with the proposed merger transaction. THE INVESTORS AND SECURITY HOLDERS OF WGL ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION about AltaGas, Ltd. (“AltaGas”), WGL and the proposed merger transaction. Investors and security holders will be able to obtain these materials (when they are available) and other documents filed with the SEC free of charge at the SEC’s website, www.sec.gov. In addition, a copy of WGL’s proxy statement (when it becomes available) may be obtained free of charge upon request by contacting WGL Holdings, Inc., [Corporate Secretary], 101 Constitution Avenue N.W., Washington, District of Columbia, 20080. WGL’s filings with the SEC are also available on WGL’s website at: http://wglholdings.com/sec.cfm. Investors and security holders may also read and copy any reports, statements and other information filed by WGL with the SEC, at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation AltaGas, WGL and certain of their respective directors, executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger transaction. Information regarding AltaGas’ directors and executive officers is available in AltaGas’ Management Information Circular, filed on March 17, 2016 (in English and French) with the Canadian Securities Administrators (the “CSA”) and in AltaGas’ Annual Information Form, filed on March 23, 2016 (in English) and March 24, 2016 (in French) with the CSA, each of which are available at: www.sedar.com. Information regarding WGL’s directors and executive officers is available in WGL’s proxy statement filed with the SEC on December 23, 2016 in connection with its 2017 annual meeting of shareholders, and its Annual Report on Form 10-K for the fiscal year ended September 30, 2016, each of which may be obtained from the sources indicated in Additional Information and Where to Find It. Other information regarding persons who may be deemed participants in the proxy solicitation and a description of their direct and indirect interests (which may be different than those of WGL’s investors and security holders), by security holdings or otherwise, will be contained in the proxy statement and other relevant materials filed or to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 25, 2017, among WGL Holdings, Inc., Wrangler Inc. and AltaGas, Ltd.*

2.2	Subscription Agreement for Series A Non-Voting Non-Convertible Perpetual Preferred Stock, dated as of January 25, 2017, by and between WGL Holdings, Inc. and AltaGas Ltd.

*    Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. WGL Holdings, Inc. will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

*    *    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. and Washington Gas Light Company (Registrants)

Date: January 27, 2017	By:	/s/ William R. Ford
William R. Ford
Vice President and Chief Accounting Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of January 25, 2017, among WGL Holdings, Inc., Wrangler Inc. and AltaGas, Ltd.*

2.2	Subscription Agreement for Series A Non-Voting Non-Convertible Perpetual Preferred Stock, dated as of January 25, 2017, by and between WGL Holdings, Inc. and AltaGas Ltd.

*    Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.